Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made effective as of July 1, 2020 by and between William Penn Bancorp, Inc. (“Bancorp”), William Penn Bank (the “Bank”) and Gregory S. Garcia (the “Executive”). Bancorp and the Bank are collectively referred to herein as the “William Penn Entities.” The William Penn Entities and William Penn, MHC (the “MHC”) are collectively referred to herein as the “Employer”.
Background
A.   The William Penn Entities wish to employ the Executive on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on the terms and conditions provided herein.
B.   The William Penn Entities wish to encourage the Executive to devote his full time and attention to the faithful performance of his responsibilities and pursuing the best interests of the William Penn Entities.
C.   The Executive is employed in a position of trust and confidence, and the Executive has become acquainted with the business of the William Penn Entities, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information (“Customers” and “Confidential Information” are defined in Section 11 below).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.   Term.   For purposes of this Agreement, the “Effective Date” shall be July 1, 2020, or such other date as the parties may agree. The initial term of this Agreement shall begin on the Effective Date, and shall continue for twenty-four (24) months; provided, however, that beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall be extended by twelve (12) months, unless the disinterested members of the boards of directors of the Employer (the “Bank Board” and “Bancorp Board”, respectively) or the Executive shall have provided notice to the other party at least sixty (60) days before such date that the term shall not be extended. The period during which the Executive is employed by the William Penn Entities pursuant to this Agreement, including all extensions thereof, is hereinafter referred to as the “Term.” Notwithstanding the preceding provisions of this Section, if a Change of Control occurs during the Term, the Term shall not end before the first anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect. The Chief Executive Officer of the Bank (“CEO”), in consultation with the Personnel Committee of the Bank Board, shall conduct a comprehensive performance evaluation and review of the Executive annually.
2.   Position and Duties.   At all times during the Term, the Executive shall (i) serve as Executive Vice President of the Bank and the Company, or in such other position as determined by the Bank Board, Bancorp Board and CEO and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other reasonable duties as may be assigned to him from time to time, and (ii) diligently and conscientiously devote substantially all of his business time, energy, and ability to his duties and the business of the Employer and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Bank Board, and (iii) comply with all directions from the Bancorp Board, the Bank Board and any executive to whom Executive reports from time to time (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Bancorp and the Bank. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Bank Board (not to be unreasonably withheld) act or serve as a director, trustee, committee member, or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Bank Board, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any entity which has the potential to be a competitor of the Employer or an unlimited ownership interest in any entity which is not similar to and does not have the potential to compete with the Employer; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (a) and (b), in each case and in the aggregate, do not materially interfere with the performance of the Executive’s material duties and responsibilities as provided hereunder. The Executive has disclosed all such business, civic, and charitable organizations for which he serves as of the Effective Date, and it is hereby acknowledged that, as of the Effective Date, the same do not currently conflict with, and are not expected to interfere with, the Executive’s duties hereunder. For purposes of this Agreement, all references to either the Bancorp Board or the Bank Board shall be deemed to include references to all committees of either such Board.
3.   Compensation, Benefits and Expenses.   During the Term, the Bank shall compensate the Executive for his services as provided in this Section 3. Unless otherwise determined by the Bancorp Board, all payments and benefits provided in this Agreement shall be paid or provided solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit. Unless otherwise determined by the Bancorp Board, the Bancorp’s sole obligation under this Agreement shall be to unconditionally guarantee the payment and provision of all amounts and benefits due hereunder to Executive, and the affirmative obligations of the Bancorp as set forth at Section 3(g), herein, with respect to Indemnification, and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Bancorp.
(a)   Base Salary.   The Bank shall pay the Executive an annual base salary at the rate of $200,000.00 payable in substantially equal installments in accordance with the Bank’s customary payroll practices regarding the payment of base salary to executives, but no less frequently than monthly (except to the extent the Executive has properly deferred such base salary pursuant to a Bank deferred compensation plan or arrangement, if any). The Executive’s base salary shall be reviewed at least annually by the Bank Board in consultation with the CEO, and the Bank Board may increase but not decrease the base salary during the Term. In the absence of action by the Bank Board, the Executive shall continue to receive an annual base salary at the rate specified above on the Effective Date or, if another rate has been established under this Section 3(a), the rate last properly established by action of the Bank Board under this Section 3(a). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
(b)   Annual Bonuses.   For each completed fiscal year of the Bank (“Fiscal Year”) during the Term, the Executive shall have the opportunity to earn an annual bonus pursuant to the terms and conditions of any incentive compensation program implemented by the William Penn Entities. The terms and conditions of the Bank or Bancorp incentive compensation program may be revised from time to time, based on achievement of annual performance goals established by the Bank Board or Bancorp Board, or a committee of the Bank Board or Bancorp Board (an “Annual Bonus”) with a target amount determined annually based on review of market data for similarly situated executives.
(c)   Equity Awards.   Executive shall be entitled to participate in any equity-based grants that may be awarded to senior officers of the William Penn Entities from time to time, in such amount and upon such terms as the Bank Board (or committee of said board) shall determine in its sole discretion.
(d)   Employee Benefits.   During the Term, the Executive will be entitled to participate in or receive benefits under all employee benefit plans, programs, arrangements and practices in which Executive was participating or otherwise deriving benefit immediately prior to the Effective Date, including but not limited to the Bank’s tax-qualified 401(k) plan, medical plan, dental plan, vision plan, life insurance plan, short-term and long-term disability plans, fringe benefit arrangements, and executive perquisite arrangements (collectively, the “Benefit Plans”). During the Term, and to the extent consistent with applicable law, the Bank will not, without the Executive’s prior written consent, make any changes to any material Benefit Plan in place on or after of the Effective Time that would be materially adversely affect the Executive’s rights or benefits under such Benefit Plan. unless an equitable arrangement (embodied in an ongoing or substitute arrangement) is made with respect to such change.
(e)   Paid Time Off.   During the Term, the Executive shall be entitled to paid time off in accordance with the Bank’s customary practices, as well holidays and other paid absences in accordance with the Bank’s policies and procedures for senior management employees. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.
(f)   Business Expenses.   The Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures set forth in the Bank’s Employee Handbook. The Bank will also reimburse the Executive for fees for memberships in such organizations as Executive and the Bank Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement.
(g)   Indemnification.   The Bank and the Bancorp shall be responsible for providing the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at no cost to the Executive. The Bank and the Bancorp shall each indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bancorp or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.
4.   Termination of Employment.
(a)   Subject to its payment obligations under this Section and Section 5 or 6, if applicable, the Bancorp and the Bank may terminate the Executive’s employment with the Bancorp and the Bank and this Agreement at any time, with or without Cause (as defined in subsection (b) below), by providing at least thirty (30) days prior written notice (with the exception of a termination for Cause, for which no prior written notice is required) setting forth the provision of the Agreement under which the Bancorp and the Bank intend to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. The Executive may voluntarily terminate his employment with the Bancorp and the Bank and this Agreement at any time, with or without Good Reason (as defined in subsection (c) below), by providing at least thirty (30) days prior written notice to the Bancorp and the Bank setting forth the provision of the Agreement under which the Executive intends to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. Upon termination of the Executive’s employment and this Agreement during the Term, the Executive shall be entitled to the following in addition to any benefits payable under Section 5 or 6 of this Agreement, as applicable, and shall have no further rights to any compensation or any other benefits from the Employer:
(i)   Any earned but unpaid Base Salary through the effective date of the Executive’s termination of employment with the Employer (the “Termination Date”), paid in accordance with Section 3(a).
(ii)   Provided that the Executive applies for reimbursement in accordance with the Bank’s established reimbursement policies (within the period required by such policies but under no circumstances less than thirty (30) days after his Termination Date), the Bank shall pay the Executive any reimbursements to which he is entitled under such policies.
(iii)   Any benefits (other than severance) payable to the Executive under any of the Bank’s incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.
(iv)   All rights to indemnification and directors and officers liability insurance provided under Section 3(g).
Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Bancorp or the Bank or of any other affiliate.

(b)   For purposes of this Agreement, “Cause” means the occurrence of any of the following during the Term:
(i)   the Executive’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence, that is materially injurious to the Bancorp or the Bank or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;
(ii)   the Executive’s material failure to perform the duties of his employment with the Bancorp or the Bank (except in the case of a termination of the Executive’s employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Bank specifying such failure in detail;
(iii)   the Executive’s willful failure to comply with any valid and legal written directive of the Bancorp Board, the Bank Board, or the CEO;
(iv)   the Executive’s willful and material violation of the Bancorp’s or the Bank’s code of ethics or conduct policies which results in material harm to the Bancorp or the Bank;
(v)   the Executive’s failure to follow the policies and standards of the Bancorp, the Bank or any affiliate of the Bancorp or the Bank as the same shall exist from time to time, provided that the Executive shall have received written notice from the Bancorp or the Bank or the relevant affiliate of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;
(vi)   the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Bancorp or the Bank or any other affiliate of the Bancorp that the Executive’s employment with the Bancorp or the Bank be terminated;
(vii)   the Executive’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or
(viii)   the Executive’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Bancorp or the Bank and the failure to correct such violation within thirty (30) days after receipt of written notice from the Bank specifying such breach in detail.
For purposes of this definition, no act or failure to act shall be considered “willful” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Bancorp’s and Bank’s best interests.
(c)   For purposes of this Agreement, “Good Reason” means the occurrence of any of the following during the Term without the express written consent of the Executive:
(i)   a material reduction in the Executive’s Base Salary;
(ii)   a change in the primary location at which the Executive is required to perform the duties of his employment with the Employer to a location that is more than fifty (50) miles from the location of the Bank’s headquarters on the Effective Date;
(iii)   a material diminution in the Executive’s authorities, duties, or responsibilities, that results in a demotion in the Executive’s status within the Bank and the Bancorp; or
(iv)   a material breach by the Bancorp or the Bank of this Agreement or any other written agreement between the Executive, on the one hand, and any of the Bancorp or the Bank or any other affiliate of the Bancorp, on the other hand, unless arising from the Executive’s inability to materially perform his duties contemplated hereunder.
5.   Non-Change of Control Severance Benefit.
(a)   Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section 5, the Bank shall provide the Executive with the payments and benefits set forth in this Section 5 if, during the Term and before the occurrence of a Change of Control, either (1) the Bancorp and the Bank terminate the Executive’s employment with the Bancorp and the Bank and this Agreement other than pursuant to Section 8, or (2) the Executive terminates his employment with the Bancorp and the Bank and this Agreement for Good Reason pursuant to Section 9. Notwithstanding the preceding provisions of this subsection (a), the Executive shall not be entitled to severance benefits pursuant to this Section 5 if he is entitled to severance benefits pursuant to Section 6. Any amount payable to the Executive pursuant to this Section 5 is in addition to amounts already owed to the Executive by the Bank and is in consideration of the covenants set forth in this Agreement and/or the Release.
(b)   The Bank shall pay to the Executive an amount equal to one (1) times Executive’s Base Salary in effect on the Termination. Said amount shall be paid in a lump sum within ten (10) days of the effective date of the Release set forth in Section 18 of this Agreement.
(c)   In addition to the payment provided in Section 5(b) above, the Executive will also be paid, in a lump sum (at the same time the payment in Section 5(b) is paid) an amount equal to twelve (12) times the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date.
(d)   The Bank shall also pay to the Executive any unpaid Annual Bonus for the completed Fiscal Year preceding the Fiscal Year in which the Termination Date occurs, calculated by taking into account the degree of achievement of the applicable objective performance goals for such preceding Fiscal Year (the “Prior Year Bonus”), in a lump sum on the date on which the Annual Bonus would have been paid to the Executive but for the Executive’s termination of employment.
(e)   The treatment of any outstanding Equity Plan awards shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such awards.
6.   Change of Control Severance Benefit.
(a)   Subject to (i) the expiration of any applicable waiting periods contained herein, and (ii) the following provisions of this Section 6, the Bank shall provide the Executive with the payments and benefits set forth in this Section 6, in lieu of severance payments or benefits under Section 5, if, during the Term and concurrent with or within twenty-four (24) months after a Change of Control (as defined in subsection (g) below), either (A) the Bancorp and the Bank terminate the Executive’s employment with the Bancorp and the Bank and this Agreement other than pursuant to Section 8, or (B) the Executive terminates his employment with the Bancorp and the Bank and this Agreement for Good Reason pursuant to Section 9.
(b)   Within thirty (30) days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an amount equal to two (2) times the Executive’s annual Base Salary in effect as of the Executive’s Termination Date.
(c)   Within thirty (30) days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an after-tax amount (determined using an assumed aggregate tax rate of 40%) equal to eighteen (18) times the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date.
(d)   The Bank shall pay to the Executive any Prior Year Bonus in a lump sum on the date on which the Annual Bonus would have been paid to the Executive but for Executive’s termination of employment; and
(e)   The treatment of any outstanding Equity Plan awards shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such awards.

(f)   If payments to the Executive pursuant to this Agreement would result in total Parachute Payments (as defined in Section 7) to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder) equal to or greater than Executive’s Parachute Payment Limit (as defined in Section 7), the provisions of Section 7 shall apply as if set out in this Section 6.
(g)   For purposes of this Agreement, “Change in Control” means
(i)   A change in the ownership or effective control of Bancorp or the Bank, or a change in the ownership of a substantial portion of the assets of Bancorp or the Bank. A Change in Control shall include, but is not limited to, the merger of the Bank with another financial institution following which the Bank is not the surviving entity; provided, however, that for the purposes of this Agreement, the issuance of common stock by the Bancorp (or its successor) or the Bank shall not be deemed to be a Change in Control nor shall any subsequent “second-step” conversion and stock issuance be deemed to be a Change in Control for purposes of this Agreement.
(ii)   The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
(h)   For purposes of this Agreement, “Change of Control Date” means the date on which a Change of Control occurs.
7.   Limitations on Benefits under Certain Circumstances.   If the payments and benefits pursuant to Section 6 hereof, either alone or together with other payments and benefits to which the Executive has the right to receive from the William Penn Entities (“Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of being considered to be “contingent on a change in ownership or control” of the William Penn Entities within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by the Bank or Bancorp, in its sole discretion, to the extent necessary so that the Total Payments will be One dollar ($1.00) less than the amount which is three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code).
8.   Termination of Employment for Cause, Death or Disability.
(a)   The Bancorp and the Bank may initiate the termination of the Executive’s employment with the Bancorp and the Bank and this Agreement for Cause at any time. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of all of the members of the Bancorp Board and Bank Board at a meeting of each such board called and held for that purpose, finding that in the good faith opinion of such board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause except as provided in Section 4 of this Agreement.
(b)   If the Executive dies before the termination of his employment with the Bancorp and the Bank, his employment and this Agreement shall terminate automatically on the date of his death. In the case of a termination of the Executive’s employment with the Bancorp and the Bank on account of death, (i) the Executive shall remain entitled to life insurance benefits pursuant to the Bank’s plans, programs, arrangements and practices in this regard (if any), (ii) the Bank shall pay the Executive’s beneficiary (as such beneficiary is specified under the Bank’s 401(k) retirement plan) the Executive’s Base Salary at the rate in effect as of the date of his death for the period ending as of the last day of the month in which the Executive’s death shall occur. In the event of the Executive’s death, his beneficiary shall be entitled to severance benefits or payments pursuant to Sections 5 or 6.
(c)   The Bancorp and the Bank may initiate the termination of the Executive’s employment with the Bancorp and the Bank and this Agreement for Disability at any time. In the case of a termination of the Executive’s employment with the Bancorp and the Bank on account of Disability, the Executive shall remain entitled to long-term disability benefits pursuant to the Bank’s plans, programs, arrangements and practices (if any).
(d)   For purposes of this Agreement, “Disability” will occur on the date on which the insurer or administrator of the Bank’s program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.
9.   Resignation by Executive for Good Reason.   If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following the initial occurrence of such event, provide the Bank Board with a written notice of termination specifying the event of Good Reason and notifying the Bank of his intention to terminate his employment with the Bancorp and the Bank upon the Bancorp’s and the Bank’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Bancorp and the Bank fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s employment with the Bancorp and the Bank and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in Section 4 and Section 5 or 6, as applicable.
10.   Withholding and Taxes.   The Bancorp and the Bank may withhold from any payment made hereunder (i) any taxes that the Bancorp or the Bank reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Bancorp or the Bank is authorized to withhold. Except for employment taxes that are the obligation of the Bancorp or the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.
11.   Use and Disclosure of Confidential Information.
(a)   The Executive acknowledges and agrees that (i) by virtue of his employment with the Bancorp and the Bank, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Bancorp and the Bank have devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the business of the Employer, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Bancorp and the Bank, he has a duty of fidelity, loyalty, and trust to the Bancorp and the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Bancorp or the Bank, Customers, Prospective Customers, or vendors or suppliers of the Bancorp or the Bank, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Bancorp and the Bank. The Executive shall follow all Bancorp and Bank policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.
(b)   For purposes of this Agreement, “Confidential Information” means the following:
(i)   materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the business of the Bancorp and the Bancorp that are not generally known or available to the Bank’s and Bancorp’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or
(ii)   trade secrets of the Bancorp or the Bank.

Confidential Information also includes, but is not limited to: (1) information about Bancorp or Bank employees; (2) information about the Bancorp’s or the Bank’s compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Bancorp or the Bank; (4) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Bancorp’s or the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Bancorp’s or the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Bancorp or the Bank in a manner not available to the public or for a purpose beneficial to the Bancorp or the Bank.
(c)   For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Bancorp or the Bank at the time of the Executive’s termination of employment or with whom the Executive had direct contact on behalf of the Bancorp or the Bank at any time during the period of the Executive’s employment with the Bancorp and the Bank.
(d)   For purposes of this Agreement, “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Bancorp’s or the Bank’s sales or marketing activities during the one year period preceding the termination of the Executive’s employment with the Bancorp and the Bank.
(e)   The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Bancorp and the Bank.
12.   Nondisparagement.   The Executive agrees not to make any oral or written statement or take any other action that disparages or criticizes the William Penn Entities or their management or practices, that damages the good reputation of the William Penn Entities, or that impairs the normal operations of the William Penn Entities. The Executive understands that this nondisparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. The Executive also understands that the foregoing nondisparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Bancorp or the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and the Executive is not required to notify the Bancorp or the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures. The Bancorp and the Bank agree not to make any oral or written statement or take any other action that disparages or criticizes the Executive or his good reputation both during the period of employment of the Executive with the Bank and the Bancorp and at any time thereafter.

13.   Ownership of Documents and Return of Materials At Termination of Employment.
(a)   Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “William Penn Documents”) that are made or received by the Executive during his employment with the Bancorp and the Bank shall be deemed to be property of the Bancorp and the Bank. The Executive shall use William Penn Documents and information contained therein only in the course of his employment with the Employer and for no other purpose. The Executive shall not use or disclose any William Penn Documents to anyone except as authorized in the course of his employment and in furtherance of the business of the Employer.
(b)   Upon termination of employment, the Executive shall deliver to the Bank, as soon as practicably possible (with or without request) all William Penn Documents and all other Employer property in the Executive’s possession or under his custody or control.
14.   Non-Solicitation of Customers and Employees.   The Executive agrees that during the Term and for a period of one (1) year following the termination of the Executive’s employment with the Bancorp and the Bank (including but not limited to by reason of retirement), other than a termination of the Executive’s employment with the Bancorp and the Bank following a Change in Control, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer or any product or service of the type offered by the Bancorp or the Bank or competitive with the business of the Bancorp or the Bank, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Bancorp or the Bank, (iii) request or advise any Customer, Prospective Customer, or supplier of the Bancorp or the Bank to terminate, reduce, limit, or change its business or relationship with the Bancorp or the Bank, or (iv) induce, request, or attempt to influence any employee of the Bancorp or the Bank to terminate his employment with the Bancorp or the Bank.
15.   Covenant Not to Compete.   The Executive hereby understands and acknowledges that, by virtue of his position with the Bancorp and the Bank, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Bancorp and the Bank. Accordingly, during the term of this Agreement and, except as provided in subparagraph (b) of this Section 15, for a period of one (1) year following the termination of his employment with the Bancorp and the Bank (including but not limited to by reason of retirement) (“Restriction Period”), other than a termination of the Executive’s employment with the Bancorp and the Bank following a Change in Control, the Executive shall not, directly or indirectly, except as agreed to by duly adopted resolution of the Bank Board:
(a)   as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Bancorp and the Bank, in the same or similar capacity as the Executive worked for the Bancorp and the Bank, or in such capacity as would cause the actual or threatened use of the Bancorp’s or the Bank’s trade secrets and/or Confidential Information; provided, however, that this subsection (a) shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Bancorp’s and the Bank’s employ, and the level and depth of trade secrets and Confidential Information entrusted to him, any immediately subsequent employment with a competitor would result in the inevitable use or disclosure of the Bancorp’s and the Bank’s trade secrets and Confidential Information and, therefore, the duration of this year restriction is reasonable and necessary to protect against such inevitable disclosure; or
(b)   offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is an employee of the Employer.
The restrictions on the activities of the Executive contained in this Section 15 shall be limited to the following geographical areas: Bucks County, Pennsylvania, as well as Burlington, Camden and Gloucester Counties, New Jersey.

16.   Remedies.   The Executive agrees that the Bancorp and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 11, 12, 13, 14 and 15 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Bancorp and the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the business of the Bank or the Bancorp (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Employer entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Employer. The existence of any claim or cause of action that the Executive has against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the Restrictive Covenants.
17.   Periods of Noncompliance and Reasonableness of Periods.   The Employer and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 14 and 15 are reasonable. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 14 and 15 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.
18.   Release.   For and in consideration of the foregoing covenants and promises made by the parties to this Agreement, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of amounts under Section 5 of this Agreement, Executive will be required to execute a general release of all then existing claims against the Employer, affiliates of the Employer, shareholders, directors, officers, employees and agents of the Employer in relation to claims relating to or arising out of the Executive’s employment with the Employer in a form substantially consistent with the Bank’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (the “Release”), and the Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless the Executive satisfies this release requirement. The Bank shall provide the Release to the Executive on the Termination Date or within five (5) days thereafter. THE EXECUTIVE’S RIGHT TO BENEFITS UNDER SECTION 5 OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE.
19.   Cooperation.   The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment with the Employer for any reason, to the extent reasonably requested by the Employer and subject to the Executive’s professional commitments, the Executive shall cooperate with the Employer in connection with matters arising out of the Executive’s service to the Employer. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive due to such cooperation.
20.   Reimbursement of Certain Costs.
(a)   If the Employer brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.

(b)   If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank.
21.   Required Provisions.   In the event any of the provisions of this Section 23 are in conflict with the other terms of this Agreement, this Section 21 shall prevail.
(a)   The William Penn Entities may terminate the Executive’s employment at any time, but any termination by the William Penn Entities, other than termination for Cause, shall not prejudice the Executive’s right to receive compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.
(b)   If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
(c)   If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the William Penn Entities under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d)   If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e)   Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
22.   Section 409A.   To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 22 shall govern in all cases over any contrary or conflicting provision in this Agreement.
(a)   It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Bancorp and the Bank do not, however, assume any economic burdens associated with Section 409A. Although the Bancorp and the Bank intend to administer this Agreement to prevent taxation under Section 409A, they do not represent or warrant that this Agreement complies with any provision of federal, state, or local law. The Bancorp, the Bank, other affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Bancorp, the Bank nor any other affiliate of the Bancorp has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.
(b)   The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-1∕2 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-1∕2 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below.
(c)   To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(d)   To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.
(e)   To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.
23.   Miscellaneous Provisions.
(a)   Further Assurances.   Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
(b)   Binding Effect; Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Bancorp or the Bank, as applicable, shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bancorp or the Bank, as applicable, to expressly assume, in writing, all of the Bancorp’s or the Bank’s, as applicable, obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Bancorp or the Bank, as applicable, and (ii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
(c)   Waiver; Amendment.   No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Bancorp and the Bank and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Bancorp, a duly authorized officer of the Bank and the Executive.
(d)   Headings.   The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.
(e)   Severability.   Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
(f)   Notice.   Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):
If to the Executive:	At the address maintained in the personnel records of the Bank.
If to the Bancorp:	10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. Attn: Board of Directors
If to the Bank:	10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. Attn: Board of Directors
(g)   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
(h)   Governing Law; Jurisdiction and Venue.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Bucks County, Pennsylvania and the United States District Court for the District of Pennsylvania. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(i)   Entire Agreement.   This Agreement constitutes the entire and sole agreement between the Bancorp and the Bank and the Executive with respect to the Executive’s employment with the Bancorp and the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.
24.   Review and Consultation.   THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS HE HAS DEEMED APPROPRIATE IN CONNECTION WITH HIS EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE BANCORP AND THE BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE BANCORP OR THE BANK OR THEIR COUNSEL.
25.   Survival.   Upon any expiration or other termination of this Agreement: (i) each of Sections 3(h) (Indemnification), 11 — 17 (Restrictive Covenants), 18 (Release), 19 (Cooperation), 21 (Required Provisions), 22 (Section 409A) and 24 (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
signature page follows

IN WITNESS WHEREOF, each of the Bancorp and the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date.
EXECUTIVE
/s/ Gregory S. Garcia

Gregory S. Garcia
Date:
July 1, 2020

WILLIAM PENN BANCORP, INC.
By:
/s/ Kenneth J. Stephon

Name:
/s/ Kenneth J. Stephon

Title:
President and CEO

Date:
July 1, 2020

WILLIAM PENN BANK:
By:
/s/ Kenneth J. Stephon

Name:
/s/ Kenneth J. Stephon

Title:
President and CEO

Date:
July 1, 2020